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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), dated as of August 1, 2004, is by and between Tower Group, Inc., a Delaware corporation (the "Company"), and Frank M. Colalucci (the "Executive").

                                 WITNESSETH THAT

         WHEREAS, the Executive and the Company wish to enter into a written agreement setting forth the terms and conditions of the Executive's employment with the Company; and

         WHEREAS, this Agreement is the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements concerning the same subject.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

         1. Term.

              (a) Term of Employment.

                 (i) The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and subject to the conditions set forth in this Agreement, commencing on August 1, 2004 (the "Effective Date") and, unless sooner terminated pursuant to section 4, continuing until the date that is the one-year anniversary of the Effective Date or such later date as provided in subsection 1(a)(ii) below (the "Term of Employment").

                 (ii) The Term of Employment shall be extended automatically for one additional year on the last day before the first anniversary of the Effective Date and for one additional year on each anniversary thereafter unless and until either party gives written notice to the other not to extend this Agreement at least three months before such extension would be effectuated.

              (b) Term of the Agreement. This Agreement shall become effective on the Effective Date and shall continue in effect throughout the Term of Employment; provided, however, the restrictive covenants contained in section 10 of this Agreement and, as applicable, the Company's and the Executive's obligations under the other provisions of this Agreement shall survive the Term of Employment and shall continue in effect through the periods provided therein and/or until the Company's and/or the Executive's obligations, as applicable, thereunder are satisfied.

         2. Position and Duties.

              (a) Positions, Duties, and Responsibilities. The Executive shall serve as Senior Vice President, Chief Financial Officer of the Company and/or in such other

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positions as the Chief Executive Officer of the Company (the "CEO"), the Board
of Directors of the Company (the "Board") or a committee of the Board may from time to time prescribe, with such duties and responsibilities as are customarily assigned to such position(s). The Executive shall report solely to the CEO unless the CEO, the Board or a committee of the Board determines otherwise. The Executive agrees to serve without additional compensation in such capacities (including, without limitation, as an employee or director) with Company and its affiliates as the CEO, the Board or a committee of the Board may in its discretion prescribe. Upon termination of the Executive's employment with the Company, any employment, board membership or other service relationship with the Company and any Company affiliate shall automatically terminate unless otherwise determined by the parties hereto.

              (b) Time and Attention. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal working hours to the business and affairs of the Company and its affiliates. It shall not be considered a violation of the foregoing, however, for the Executive to (i) serve on corporate, industry, educational, religious, civic, or charitable boards or committees or (ii) make and attend to passive personal investments in such form as will not require any material time or attention to the operations thereof during normal working time and will not violate the provisions of section 10 hereof, so long as such activities in clauses (i) and (ii) do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate section 10 of this Agreement.

         3. Compensation. Except as otherwise expressly set forth below, the Executive's compensation shall be determined by, and in the sole discretion of, the Board or a committee of the Board.

              (a) Annual Base Salary. Subject to adjustment pursuant to this subsection 3(a), the Executive shall receive an annual base salary of $250,000 during the Term of Employment (the annual base salary in effect from time to time, "Annual Base Salary"). The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior officers, as in effect from time to time. The Annual Base Salary shall be reviewed from time to time, but not less frequently than annually, and, in the discretion of the Board and/or the Compensation Committee of the Board (the "Committee"), may be adjusted but not decreased below the amount set forth in the first sentence of this subsection 3(a). To the extent Annual Base Salary is adjusted, then such adjusted salary shall be the Executive's Annual Base Salary for all purposes of this Agreement.

              (b) Annual Bonus. The Executive shall have an opportunity to receive annual bonuses during the Term of Employment (the "Annual Bonus"), subject to such terms and conditions as the Board, the Committee or a delegatee thereof shall prescribe. The Executive's target Annual Bonus opportunity shall be equal to 20% of his Annual Base Salary, it being understood that the actual Annual Bonus received by the Executive will depend on the level of attainment of performance and other factors used by the Company to determine Annual Bonus amounts and that there is no guarantee that an Annual Bonus will be earned. The Executive's target Annual Bonus opportunity shall be reviewed from time to time, but not less frequently than annually, and, in the discretion of the Board and/or the Committee, may be adjusted but not decreased below the amount set forth in the second sentence of this subsection 3(b).


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              (c) Employee Benefits; Fringe Benefits. In addition to the foregoing, during the Term of Employment,

                 (i) to the extent not duplicative of the specific benefits provided herein, the Executive shall be eligible to participate in all incentive compensation, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company;

                 (ii) the Executive and, as applicable, the Executive's covered dependents shall be eligible to participate in all of the Company's health and welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended); and

                 (iii) the Executive shall be entitled to receive fringe benefits provided for senior officers of the Company, and shall be entitled to avail himself of paid holidays, as determined from time to time by the Company.

              (d) Vacation. The Executive shall be entitled to not less than 4 weeks of paid vacation per calendar year during the Term of Employment. Vacation days not used within the year shall be carried forward to subsequent years, as determined by the Company and subject to such conditions or restrictions as the Company may prescribe.

              (e) Expenses. The Executive shall be reimbursed by the Company for reasonable business expenses actually incurred in rendering to the Company the services provided for hereunder during the Term of Employment, payable in accordance with customary Company practice, after the Executive presents written expense statements or such other supporting information as the Company may require of its senior officers for reimbursement of such expenses.

         4. Termination of Employment.

              (a) Termination of Employment and Term of Employment. The Company or the Executive may terminate the Executive's employment at any time and for any reason in accordance with subsection 4(b) below. The Term of Employment shall be deemed to have ended on the last day of the Executive's employment. The Term of Employment shall terminate upon the Executive's death.

              (b) Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions contained in subsection 15(b) below. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the Date of Termination and, with respect to a termination due to Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Executive's Disability. A Notice of Termination from the Executive shall specify whether the termination is with or without Good Reason and, if the termination is without Good Reason, whether the termination is due to his Disability or retirement. For avoidance of doubt, the Executive shall not be deemed to have retired for purposes of this Agreement if his employment is terminated by the Company (whether or not such termination is with or without Cause or due to the Executive's Disability), by the Executive with Good Reason, due to a Disability or due to the Executive's death.



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              (c) Date of Termination. For purposes of this Agreement, "Date of
Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the 30th day following the date the Notice of Termination is given, unless expressly agreed to by the parties hereto) or the date of the Executive's death.

              (d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

              (e) Cause. For purposes of this Agreement, the term "Cause" means:
(i) the Executive's gross negligence or gross misconduct or (ii) the Executive's having been convicted of, or entered a plea of nolo contendere to, a crime involving moral turpitude or a felony. No act or failure to act directly related to Company action or inaction that constitutes Good Reason shall constitute Cause under this Agreement if the Executive has provided a Notice of Termination based on such Good Reason event prior to the Company's giving of the Notice of Termination for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of the entire Board (less the Executive), stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination, and such conduct constitutes Cause under this Agreement; provided, however, that the Executive shall have been given the opportunity (i) to cure any act or omission that constitutes Cause if capable of cure and (ii), together with counsel, during the 30-day period following the receipt by the Executive of the Notice of Termination and prior to the adoption of the Board's resolution, to be heard by the Board.

              (f) Disability. For purposes of this Agreement, the Executive shall be deemed to have a Disability if the Executive is entitled to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

              (g) Good Reason. For purposes of this Agreement, the term "Good Reason" means the occurrence (without the Executive's express written consent) of any of the following acts or failures to act by the Company:

                 (i) any reduction in the Executive's Annual Base Salary or target Annual Bonus opportunity;

                 (ii) requiring the Executive to be based more than 50 miles away from the Company's headquarters in New York, New York;

                 (iii) the material breach by the Company of any of its other obligations under this Agreement; or



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                 (iv) the failure of the Company to obtain the assumption of this Agreement as contemplated in subsection 13(b) hereof.

                 The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless the Executive has given a Notice of Termination to the Company specifying the condition or event relied upon for such termination within 90 days from the Executive's actual knowledge of the occurrence of such event and, if capable of cure, the Company has failed to cure the condition or event constituting Good Reason within the 30 day period following receipt of the Executive's Notice of Termination.

         5. Obligations of the Company upon Termination.

              (a) Termination by the Company for other than Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company for any reason other than Cause or Disability or by the Executive for Good Reason:

                 (i) The Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary;

                 (ii) The Company shall pay to the Executive, within thirty business days of the Date of Termination, a prorated Annual Bonus based on (A) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined (disregarding any reduction in target Annual Bonus opportunity that was the basis for a termination by the Executive for Good Reason) and (B) the fraction of the year the Executive was employed.

                 (iii) The Company shall pay to the Executive, within thirty business days of the Date of Termination, a lump-sum payment equal to the sum of 50% (100% if the Executive has been employed at the Company for at least three
(3) years as of the Date of Termination) of (x) the Executive's Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary that was the basis for a termination by the Executive for Good Reason), and (y) the Executive's target Annual Bonus opportunity for the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined (disregarding any reduction in target Annual Bonus opportunity that was the basis for a termination by the Executive for Good Reason);

                 (iv) For a six (6) month period (one (1) year period if the Executive has been employed at the Company for at least three (3) years as of the Date of Termination) after the Date of Termination, the Company will arrange to provide the Executive (and any covered dependents), without cost to the Executive, with life, accident and health insurance benefits substantially similar to those the Executive and any covered dependents were receiving immediately prior to the Notice of Termination, except for any such benefits that were waived by the Executive in writing. If the Company arranges to provide the Executive and covered dependents with life, accident and health insurance benefits, those benefits will be reduced to the extent comparable benefits are actually received by, or made available to, the Executive by a subsequent employer without cost during the six (6) month or one (1) year period, as the case may be, following the Executive's Date of Termination. The Executive must report to the Company any such benefits that he actually receives or are made available. In lieu of the benefits described in this subsection 5(a)(iv), the Company, in its sole discretion, may elect to pay to the Executive a lump sum cash payment equal to the total premiums that would have been paid by the Company to provide such benefits to the Executive (determined based on the premiums paid by the Company immediately prior to the Date of Termination). Nothing in this subsection 5(a)(iv) will affect the Executive's right to elect COBRA continuation coverage in accordance with applicable law or extend the COBRA continuation coverage period; and



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                 (v) The Executive shall have at least three (3) months (or until the last day of the stock option term, whichever occurs first) to exercise any then vested outstanding stock options.

              (b) Termination in Connection with a Change in Control.

                 (i) If, in anticipation of or within the 24 month period following a Change in Control (as defined below), the Executive's employment is terminated by the Company for any reason other than Cause or Disability or by the Executive for Good Reason, the Executive shall receive the payments and benefits described in subsection 5(a), and, in addition, all of the Executive's outstanding equity-based awards shall become fully vested on the Date of Termination.

                 (ii) For purposes of this Agreement, the term "Change in Control" means the occurrence of any of the following events:

                      (A) any "person" (within the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act") and used in Sections 13(d) and 14(d) thereof, including a "group" as used in Section 13(d) thereof), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as the ownership of stock of the Company, (a "Person") that is not on the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities becomes after the Effective Date the beneficial owner, directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

                      (B) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board;



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                      (C) consummation of a merger, consolidation,
reorganization, share exchange or similar transaction (a "Transaction") of the Company with any other entity, other than (I) a Transaction that would result in the voting securities of the Company outstanding immediately prior thereto directly or indirectly continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity or parent company outstanding immediately after such Transaction or (II) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 20% of the combined voting power of the Company's then outstanding securities;

                      (D) the sale, transfer or other disposition (in one transaction or a series of related transactions) of more than 50% of the operating assets of the Company; or

                      (E) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding anything to the contrary contained in the foregoing definition, an initial public offering of the Company's shares shall not constitute a Change in Control for purposes of this Agreement.

              (c) Termination by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause the Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary and all outstanding stock options (whether or not then exercisable), restricted stock and other incentive awards shall be forfeited. If the Executive's employment is terminated by the Executive without Good Reason (and not due to death, Disability or retirement), the Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary, the Executive shall have three months (or until the last day of the stock option term, whichever occurs first) to exercise any outstanding vested stock options and all of the Executive's unvested equity-based awards shall be forfeited as of the Date of Termination.

              (d) Termination due to Death or Disability. If the Executive's employment is terminated due to death or Disability, (i) the Company shall pay to the Executive (or to the Executive's estate or personal representative in the case of the Executive's death), within thirty business days after the Date of Termination, (A) any earned but unpaid Annual Base Salary and (B) a prorated Annual Bonus based on (I) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined and (II) the fraction of the year the Executive was employed, and (ii) all of the Executive's outstanding equity-based awards shall vest on the Date of Termination and the Executive's outstanding stock options shall remain exercisable for one year following the Date of Termination (or until the last day of the stock option term, whichever occurs first).



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              (e) Retirement. If the Executive retires (i) at the request of the
Company before attaining age 62 or (ii) after having attained age 62, then (A) the Company shall pay to the Executive, within thirty business days after the Date of Termination, any earned but unpaid Annual Base Salary, (B) the Company shall pay to the Executive, within thirty business days after the Date of Termination, a prorated Annual Bonus based on (x) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined and (y) the fraction of the year the Executive was employed, (C) the Executive shall receive applicable retiree benefits, if any, provided at such time by the Company to retirees or as the Company shall determine, (D) the Executive's outstanding equity-based awards shall vest on the Date of Termination, and (E) the Executive's stock options shall remain exercisable until the last day of the option term thereof. The Executive shall only be deemed to have retired for purposes of this Agreement if he has satisfied the conditions set forth in this
Section 5(e) and the Executive specifies in the Notice of Termination that the termination is due to retirement. For avoidance of doubt, the Executive shall not be entitled to receive benefits pursuant to this Section 5(e) if he receives benefits under Section 5(a), (b), (c) or (d).

         6. Certain Tax Consequences.

              (a) The Excise Tax and Gross-Up Payment. If any payments or benefits paid or provided or to be paid or provided to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments") would be subject to any excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the Excise Tax), including any such taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (b) Determination of Excise Tax and Gross-Up Payment. An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment will be made at the Company's expense by an accounting firm selected by the Company. The accounting firm will provide its determination, together with detailed supporting calculations and documentation, to the Company and the Executive within 10 days after the Date of Termination, or such other time as requested by the Company or by the Executive. If the accounting firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it will furnish the Executive with an opinion reasonably acceptable to the Executive to that effect. The Gross-Up Payment, if any, will be paid by the Company to the Executive within thirty business days of the receipt of the accounting firm's determination. Within 10 days after the accounting firm delivers its determination to the Executive, the Executive will have the right to dispute the determination. The existence of a dispute will not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon the Company and the Executive. If there is a dispute, the Company and the Executive will together select a second accounting firm, which will review the determination and the Executive's basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on the Company and on the Executive. The Company will bear all costs associated with that determination, unless the determination is not greater than the initial determination, in which case all such costs will be borne by the Executive.



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              (c) Tax Rate. For purposes of determining the amount of the
Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

              (d) Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the accounting firm's determination, an Excise Tax will be imposed on any Payment or Payments, the Company will pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments in accordance with law.

         7. Release. Notwithstanding any provision herein to the contrary, the Company will require that, prior to payment of any amount or provision of any benefit under section 5 of this Agreement (other than due to the Executive's death), the Executive shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

         8. Non-Exclusivity of Rights. Except as otherwise provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify (other than severance policies). Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, program, policy, or practice of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, program, policy, practice, contract or agreement, as the case may be, except as expressly modified by this Agreement.

         9. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in subsections 5(a)(iv) and 15(e), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.



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         10. Non-Competition; Confidential Information; and Non-Solicitation.

              (a) Non-Competition. During the Term of Employment and for the six
(6) month period following the Date of Termination for any reason (or the for the one (1) year period following the Date of Termination if the Executive has been employed at the Company for at least three (3) years as of the Date of Termination and the Executive receives severance benefits pursuant to section 5(a) or 5(b)), the Executive shall not, without the prior written consent of the Company, as a shareholder, officer, director, partner, consultant, employee or otherwise, engage in any business or enterprise which is "in competition" (as defined below) with the Company, its affiliates, or their successors or assigns (such entities collectively referred to hereinafter in this section 10 as the "Company") in the states of New York and New Jersey; provided, however, that the Executive's ownership of less than five percent of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be "in competition" if it is engaged in any business in which the Company either
(i) is engaged in as of the Date of Termination or (ii) as of the Date of Termination, contemplates engaging in within six (6) months following the Date of Termination (or within one (1) year following the Date of Termination if the Executive has been employed at the Company for at least three (3) years as of the Date of Termination and the Executive receives severance benefits pursuant to section 5(a) or 5(b)).

              (b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to the Company or its affiliates and their businesses or acquisition prospects that the Executive obtained or obtains during the Executive's employment by the Company ("Confidential Information"), provided that "Confidential Information" shall not include any secret or confidential information, knowledge, trade secrets, methods, know-how or data that is or becomes generally known to the public (other than as a result of the Executive's violation of this section 10). Except as may be required and appropriate in connection with carrying out his duties under this Agreement, the Executive shall not communicate, divulge, or disseminate any material Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process; provided, however, that if so required, the Executive will provide the Company with reasonable notice to contest such disclosure.

              (c) Non-Solicitation. During the Term of Employment and for the six (6) month period following the Date of Termination for any reason (or the for the one (1) year period following the Date of Termination if the Executive has been employed at the Company for at least three (3) years as of the Date of Termination and the Executive receives severance benefits pursuant to section 5(a) or 5(b)), the Executive will not, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of the Company for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative, employee or otherwise.

              (d) Non-Interference with Customers or Producers. During the Term of Employment and for the six (6) month period following the Date of Termination for any reason (or the for the one (1) year period following the Date of Termination if the Executive has been employed at the Company for at least three
(3) years as of the Date of Termination and the Executive receives severance benefits pursuant to section 5(a) or 5(b)), the Executive will not interfere with any business relationship between the Company and any of its customers or agents or brokers that produce insurance business for the Company.

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              (e) Remedies; Severability.

                 (i) The Executive acknowledges that if the Executive shall breach or threaten to breach any provision of subsections 10(a) through (d), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if the provisions of subsections 10(a) through (d) are violated, in whole or in part, the Company shall be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company may have at law or in equity.

                 (ii) If any term or provision of this section 10, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this section 10, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this section 10 shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision of subsections 10(a) through (d) to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.

         11. Attorneys' Fees. Each party shall pay its own legal fees, court costs, litigation expenses and/or arbitration expenses (as applicable) in connection with any dispute, litigation or arbitration regarding the validity or enforceability of, or liability under or otherwise involving, any provision of this Agreement, except that if the Executive prevails on the majority of material claims disputed, the Company shall pay all reasonable legal fees, court cost, litigation expenses and/or arbitration expenses.

         12. Indemnification. The Executive shall be indemnified by the Company for actions taken in his position as an officer, director, employee and agent of the Company to the greatest extent permitted by applicable law. The Executive shall also be covered as an insured by a liability insurance policy secured by and maintained by the Company covering acts of officers and members of the Board.

         13. Successors.

              (a) Assignment of Agreement. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

              (b) Successors of the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor that executes and delivers the agreement provided for in this section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         14. Arbitration. Except for matters covered under section 10, in the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association upon the application of the Executive or the Company. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York.

         15. Miscellaneous.

              (a) Governing Law and Captions. This Agreement shall be governed by, and construed in accordance with, the laws of New York without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

              (b) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:

If to the Executive:

Frank M. Colalucci
50 East 89th Street
New York, New York 10128

If to the Company:

Tower Group, Inc.
120 Broadway
New York, New York 10271
Attention:  General Counsel
Facsimile:  212-271-5492
or to such other address as either party furnishes to the other in writing in accordance with this subsection 15(b). Notices and communications shall be effective when actually received by the addressee.

              (c) Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

              (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

              (e) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

              (f) Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

              (g) Entire Understanding; Counterparts. The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and/or employment agreements between the Executive and the Company or any Company affiliates. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

              (h) Rights and Benefits Unsecured. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law. Any attempts by the Executive to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

              (i) Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party.

              (j) Section and Subsection Headings. The section and subsection headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, all as of the day and year first above written.


                                          TOWER GROUP, INC.


                                          By: Michael H. Lee               Its:
                                              ---------------------------------
                                              Chairman, President and CEO
                                              ---------------------------------



                                          FRANK M. COLALUCCI


                                          /s/ Frank M. Colalucci
                                          -------------------------------------

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